EXHIBIT 16

            Letter of KPMG regarding change in certifying accountant


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                              [letterhead of KPMG]



April 22, 2003


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently the principal accountants for First Federal Bankshares, Inc. (Commission File Number 0-25509) and, under the date of August 30, 2002, we reported on the consolidated financial statements of First Federal Bankshares, Inc. as of and for the years ended June 30, 2002 and 2001. On April 18, 2003, we were notified that First Federal Bankshares, Inc. engaged McGladrey & Pullen, LLP as its principal accountant for the year ending June 30, 2004 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of First Federal Bankshares Inc.'s consolidated financial statements as of and for the year ended June 30, 2003, and the issuance of our report thereon. We have read First Federal Bankshares, Inc.'s statements included under Item 4 of its Form 8-K dated April 23, 2003, and we agree with such statements.

Very truly yours,

/S/ KPMG LLP